UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 16, 2022
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 West Georgia Street, Suite 1830 Vancouver, British Columbia	V6E 2Y3
(Address of principal executive offices)	(Zip Code)

(604) 682-9775
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
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Item 7.01         Regulation FD Disclosure

On February 16, 2022, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release to provide the following letter to its shareholders on the outlook for the Company in 2022 from President and CEO, Amir Adnani.

Dear Shareholder,

2022 begins with the highest uranium price in a decade and a positive global outlook for nuclear energy not seen in a generation. For UEC, we have begun 2022 positioned as the leading American uranium mining company. This follows our $112 million cash acquisition of Uranium One Americas that has endowed us with two operational hub and spoke production platforms and seven licensed and low cost In-Situ-Recovery (“ISR”) uranium projects. Earlier this month, we reached another important milestone, becoming debt free, and also reporting a strong balance sheet of approximately $125 million of cash and liquid assets. These positive industry and corporate developments have been years in the making and, whether you are a new or long-term shareholder, your ownership of UEC is sincerely valued and I thank you on behalf of our team and our Board of Directors.

Outlook for Nuclear Power

We believe the outlook has never been brighter for nuclear energy and the uranium market with a variety of important developments that are propelling nuclear power towards a major resurgence. This includes new highs in nuclear power public opinion polls, strong bipartisan support in the U.S. Congress, the inclusion of nuclear power in the European Taxonomy and continued robust global growth.

The fundamentals driving the improved market are long-term in nature and offer considerable opportunity for significant uranium price and equity appreciation. Last year, the U3O8 price continued its ascent from its 2017 low of $17.70/lb and began to challenge the $50/lb range, while still well below its 2011 highs near $70/lb and well below the $138/lb all time high registered in 2007. Operating reactors, plus those under construction, planned and proposed, combined to define an impressive commitment to nuclear power and underpin steady growth prospects for global uranium demand in upcoming years.

The strengthening of the uranium market this past year is in large part a result of global demand drivers associated with the push to create a low-carbon world economy. There is a growing realization that nuclear energy is a critical component of a clean energy supply mix, producing the safest, most economical and reliable, base-load carbon-free energy on the planet. Other demand drivers that were evident this past year included the pursuit by financial entities and mining companies to initiate and expand holdings of physical uranium with the recognition that market prices are still below production costs for many producers.

The supply gap between production and utility requirements widened to almost 90 million pounds this past year. This gap is expected to be near 60 million pounds in 2022 and average approximately 45 million pounds per year over the coming decade. As secondary supplies dwindle, new production will be needed to meet longer term requirements and that will require higher prices to stimulate new mining activity.

2022 Plans on the back of a Transformative 2021

Late in 2021, UEC completed the highly accretive purchase of Uranium One Americas (U1A) in the largest all-cash acquisition by a western firm in over 10 years. The transaction culminated in a significant effort over many months and placed an exclamation point on our strategy to become the leading uranium company in the U.S. UEC now has two production ready ‘hub and spoke’ ISR platforms with processing facilities in Wyoming and South Texas. Already built, these plants are largely shielded against inflationary pressures that would otherwise be evident in building new facilities today.

The acquisition included four fully installed wellfields and six additional permitted or development-stage satellite ISR projects. The portfolio consists of dozens of under-explored, mineralized brownfield projects backed by detailed databases of historic uranium exploration and development programs, greatly enhancing the potential for resource expansion. Considerable capital expenditure savings and deep operating synergies with UEC’s permitted and nearby Reno Creek ISR Project are also expected. In addition, the acquisition yields a five-fold increase in UEC’s Wyoming land package to ~118,000 acres within the Powder River and Great Divide Basins.

Into 2022, our Wyoming plans will seek to transform historical resources from our purchase of U1A into fully compliant status by filing updated technical reports on our new projects. At Reno Creek, we have already started new technical studies to further develop and capture the significant capital savings and operating synergies anticipated by pairing it with our Irigaray Processing Plant. We will also begin an operational review for the potential capacity expansion of the Irigaray Plant to accommodate satellite production at the fully permitted Ludeman and Moore Ranch Projects.

Our South Texas plans involve capacity expansion at the Hobson Processing Plant and advancement of the Burke Hollow ISR Project towards growth and production-readiness. UEC’s South Texas hub and spoke production platform is anchored by our Hobson Processing Plant, and we are working towards amending its operational license to increase production to four million pounds per year. Burke Hollow is the only recent uranium discovery in the United States and continues to exhibit potential to be one of the largest deposits ever discovered in the South Texas Uranium Trend. In 2022, we plan to complete the installation of all monitor wells for the initial production area (“PA-1”) at Burke Hollow. Our permitting activities will include baseline sampling of the PA-1 monitor wells, pump tests and preparation of the final authorization to begin production. We will also work to complete delineation drilling for the second production area along exploration drilling in the large untested areas of the project.

A new strategic program for UEC is our physical uranium portfolio. We began implementing our U.S. warehoused uranium strategy by purchasing uranium at $28 per pound in March of 2021. The initiative provides strategic inventory to support future marketing and production efforts and will accelerate cashflows and bolsters our balance sheet as uranium prices appreciate. Our latest reported portfolio is comprised of 4.1 million pounds of U3O8 at an average cost of ~$32 per pound compared to the current spot price of ~$43 per pound.

ESG Program

UEC launched a formal Environmental and Social Governance (“ESG”) program in 2021, building on our existing procedures, licensing requirements and prior Company social responsibility practices. This past year we completed the first phase of emissions quantifications for our Palangana ISR Mine and Hobson Processing Facility as one of the initial steps in establishing our formal ESG program. By definition, ISR projects have a low carbon profile and contribute to “net-zero” targets as extracted uranium powers safe, reliable and low-carbon electricity.

In 2022 we are now in the process of implementing a full ESG program for Company operations, including corporate governance and stakeholder interests. We are also evaluating new carbon emission reduction technologies for UEC’s production facilities and are working towards publishing a full UEC ESG report.

Supply Assurance - Jurisdictional Stability

We believe UEC’s new status as America’s leading uranium company, coupled with our physical uranium program, will provide power utilities with a confidence in our ability to supply both domestic and international markets. The U.S. sourcing and supply chain of critical minerals has received increased attention in light of the global pandemic and geopolitical tensions. In no commodity is this more evident than with uranium where the U.S. is importing almost half of its needs from the former Soviet Union countries, such as Russia, Kazakhstan and Uzbekistan. With growing political unrest in the region, particularly with Russian hostilities towards Ukraine and mass demonstrations in Kazakhstan, we believe utility fuel managers around the globe are moving towards increasing jurisdictional stability in their supply strategies.

As 2022 unfolds, please do not hesitate to contact me with any questions or comments or reach out to our Investor Relations department at 1-866-748-1030 or email info@uraniumenergy.com. Please visit our website at http://www.UraniumEnergy.com/ and follow us on Twitter @UraniumEnergy to keep current on our activities and be sure to register your email to receive company news as it happens.

On behalf of management and the Board of Directors, I want to thank you for your support as a shareholder. We very much appreciate your confidence in our accomplishments and in our strategy moving forward.

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Not applicable.

(b)	Pro forma Financial Information

Not applicable.

(c)	Shell Company Transaction

Not applicable.

(d)	Exhibits

Exhibit	Description
99.1	News Release dated February 16, 2022.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 16, 2022.	URANIUM ENERGY CORP. By: /s/ Pat Obara Pat Obara, Secretary and Chief Financial Officer
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